Exhibit 4.1

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT ("Agreement") is entered into as of the 1st day of June, 1999, by and between J.A.B. INTERNATIONAL, INC., a Nevada corporation (the "Company"), and BonnieJean C. Tippetts, an individual, ("Consultant").

         1. ENGAGEMENT OF CONSULTANT. The Company hereby engages Consultant to assist the Company.

         2. COMPENSATION. As total and complete compensation for his services provided herein, the Company shall issue to Consultant 225,000 shares ("Shares") of the Company's restricted common stock ("Stock"), par value $.001 per share.

                  2.1 EXPENSES. Consultant shall assume and shall be responsible for all expenses incurred by Consultant and Consultant shall be responsible for all disbursements made in Consultant's activities. Except as otherwise specifically authorized by the President of the Company in advance, in writing, Consultant shall not incur on behalf of Company, and Company shall not have, any liability for any expenses, costs, and disbursements of Consultant. Consultant shall indemnify and hold Company harmless from and against any and all claims, actions, or liability for any expenses, costs, and disbursements, including attorneys' fees, of Consultant or its agents, servants, contractors, or employees.

         3. TERM OF AGREEMENT. This Agreement shall commence on the date first set forth above and shall continue in full force and effect for a period of one
(1) year. Either party, at its option, may terminate this Agreement prior to the expiration of such one (1)-year period by providing the other party written notice of intent to terminate not less than thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, the Company may immediately terminate this Agreement if Consultant materially breaches an obligation hereunder.

                  3.1 POST-TERMINATION OBLIGATIONS OF CONSULTANT. Upon any termination of this Agreement:

                           (a) Consultant shall immediately cease any activities
for the Company.

                           (b) Consultant shall turn over to the Company on or
before the effective date of termination any property of the Company in his possession, in the same condition as when it was received by Consultant, ordinary wear and tear excepted. All records or papers of any kind relating to the Company's business in the possession of Consultant or within Consultant's scope of services shall be and shall remain the property of the Company and shall be surrendered to the Company immediately on demand.

                           (c) All Confidential Information (as defined in
Article 7 below) shall remain the sole property of the Company, shall be left in its entirety in the undisputed possession and control of the Company, and any Confidential Information in the custody or control of the Consultant shall be remain the property of the Company.

                           (d) Consultant shall comply with all obligations
meant to survive termination.

         4. RELATIONSHIP OF THE PARTIES; CONSULTANT'S LIMITATIONS OF AUTHORITY. Except as otherwise specifically set forth in this Agreement, Consultant shall have no authority to represent Company as an agent of Company. Consultant shall have no authority to bind Company by any contract, representation, understanding, act, or deed concerning Company. Except as otherwise specifically set forth herein, neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Consultant as an employee, agent or representative of Company for any purpose,


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nor shall this Agreement be deemed to establish a joint venture or partnership.
Consultant, in all respects, shall be deemed an independent contractor with respect to the performance by Consultant of its obligations hereunder.

         5. ASSIGNMENT. Neither this Agreement nor any of the duties or obligations of Consultant herein may be voluntarily, involuntarily, directly, or indirectly assigned, delegated, or otherwise transferred or encumbered by Consultant without the prior, written approval of the Company. Any such assignment, delegation, transfer, or encumbrance without such approval will be void and will constitute a "material breach" of this Agreement entitling the Company to terminate this Agreement immediately. A change in voting control of Consultant shall be deemed an assignment of this Agreement. This Agreement is fully assignable by the Company and shall inure to the benefit of any assignee or other successor.

         6. CONFIDENTIALITY.

                  6.1 CONFIDENTIAL INFORMATION. Consultant acknowledges and agrees that in the course of performing the services for and on behalf of the Company, it will come into possession of confidential and proprietary information of the Company ("Confidential Information"): including information
(i) of a technical nature such as, but not limited to, methods, know-how, formulae, processes, discoveries, machines, inventions, intellectual property, computer programs and similar items or research projects; (ii) of a business nature such as, but not limited to, business plans, information about customers and customer accounts, purchasing, profits, sales of products, and sources of supplies, and (iii) pertaining to future developments such as, but not limited to, research and development, future marketing or plans and future expansion plans. The term "Confidential Information" shall not be deemed to include information that is published, information that is generally known throughout the industry or which generally is available to the industry without restriction through no fault of Consultant.

                  6.2 OWNERSHIP BY THE COMPANY. Consultant acknowledges and agrees that: (a) all Confidential Information is and shall remain, at all times, the sole property of the Company and that Consultant has not and will not obtain any proprietary interest in any Confidential Information regardless of how it was developed or acquired (it shall be no defense to any action brought to enforce this Agreement that Consultant developed or acquired, in whole or in part, the Confidential Information); (b) the Confidential Information is a valuable, special and unique asset of the Company which gives the Company certain advantages over its actual and potential competitors, and (c) the Confidential Information constitutes "trade secrets."

                  6.3 PROTECTION OF CONFIDENTIAL INFORMATION. Consultant, for itself and its officers, directors, employees, affiliates, and agents, shall preserve and hold in a fiduciary capacity for the benefit of the Company, all Confidential Information which may be communicated to, acquired by, or learned of by Consultant during the course or as a result of its relationship or dealings with the Company. Consultant shall use the Confidential Information only for the performance of the services. Consultant shall not reduce to writing or otherwise record or copy any Confidential Information, unless required to do so in order to fulfill its obligations to the Company or as otherwise authorized by the President of the Company.

                  6.4 DISCLOSURE TO OTHERS. Consultant understands and agrees that no Confidential Information shall be revealed, disclosed, divulged, sold, licensed, exchange, or released, or otherwise made available, directly or indirectly (either in writing, verbally, by electronic transmission, or by any other form or manner of communication), to third persons or entitles for purposes unrelated to the business objectives of the Company without prior written authorization of an executive officer of the Company. If Consultant must consult with any third party and disclose to such third party any of the Confidential Information, then Consultant must obtain the prior written consent and authorization of an executive officer of the Company prior to such disclosure. Confidential Information shall be disclosed to employees or agents of Consultant only on an "as needed" basis. Consultant shall comply with all requirements reasonably imposed by the Company regarding disclosure of the Confidential Information to third parties.


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                  6.5 LEGALLY COMPELLED DISCLOSURE. If Consultant becomes
legally compelled to disclose any of the Confidential Information or any part thereof, then it will provide the Company with prompt, written notice thereof, unless it is legally prohibited from so doing, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If any such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, then the Consultant will furnish only that information relating to the Confidential Information which is legally required and will exercise its best efforts so that confidential treatment will be accorded to any Confidential Information so disclosed.

                  6.6 CONTINUING OBLIGATIONS. Consultant understands and agrees that its obligations under this Article 7 (specifically including the obligations to preserve, protect and not disclose, make available for use, or use for unrelated business purposes, the Confidential Information), continue indefinitely and do not, under any circumstances or for any reason (specifically including wrongful termination of Consultant's services for the Company), cease upon any termination of Consultant's relationship with or services to the Company.

                  6.8 INJUNCTIVE RELIEF. Consultant acknowledges that the Company will be irreparably damaged if Consultant fails to protect the Confidential Information by failing to comply with its obligations under this
Article 7. Consultant agrees to pay all court costs and reasonable attorney's fees and expenses incurred by the Company in enforcing the provisions of this
Article 7. Further, the Company may obtain, and Consultant hereby consents to, an EX PARTE injunction, restraining order, temporary restraining order, or the like if a violation of this Article 7, in the Company's sole discretion, occurs, appears imminent, or is threatened, without the requirement of having to post a bond or other form of security.

         7. INDEMNIFICATION. Consultant indemnifies and holds the Company and its officers, directors, employees, and agents harmless from and against any and all claims, liabilities, expenses, costs and damages (including reasonable attorneys' fees from defending the same) alleged against or incurred by the Company in connection with or arising out of Consultant's services under this Agreement.

         8. MISCELLANEOUS PROVISIONS.

                  8.1 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the parties. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and authorized assigns.

                  8.2. MODIFICATION. This Agreement may be modified only upon the execution of a written agreement signed by both of the parties.

                  8.3 WAIVERS. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercises thereof or the exercise of any other right, power, or remedy.

                  8.4 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be deemed to have been entered into in, and for all purposes shall be governed by, the laws of the State of Florida, without regard to Florida's choice of law decisions. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within Orange County, Florida, in the applicable state and federal judicial districts and do hereby waive all questions of personal jurisdiction or venue for the purpose or carrying out this provision.

                  8.5 ATTORNEYS' FEES. In the event of a dispute under this Agreement, the non-prevailing party shall pay all of the prevailing party's reasonable attorneys' fees and costs incurred in connection with any such action, including post-judgment collection proceedings.


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                  8.6 SEVERABILITY. In the event that any provision of this
Agreement, in whole or in part (or the application of any provision to a specific situation), is held to be invalid or unenforceable by the final judgment of a court of competent jurisdiction after appeal or the time for appeal has expired, such invalidity shall be limited to such specific provision or portion thereof (or to such situation), and this Agreement shall be construed and applied in such manner as to minimize such unenforceability. This Agreement shall otherwise remain in full force and effect.

                  8.7 NOTICES. Whenever any demand, request, approval, consent or notice (singularly and collectively, "Notice") shall or may be given by one party to the other, such Notice shall be addressed to the parties at their respective addresses as set forth below and served by (i) hand, (ii) a nationally recognized overnight express courier, or (iii) registered or certified mail return receipt requested. The date the Notice is received shall be the date of service of Notice. In the event an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the date hand delivery is refused, (ii) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (iii) five
(5) business days after mailing the Notice in the case of registered or certificate mail. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address. Notices shall be addressed as follows:

                  If to Company:            J.A.B. International, Inc.
                                            2708 Deer Berry Court
                                            Longwood, FL  32779
                                            Attention:  President
                                            Facsimile No.: _____________________

                  If to Consultant:         BonnieJean C. Tippetts
                                            1122 West 1185 North
                                            Farmington, UT  84025
                                            Facsimile No.: _____________________

         Any party may change its address or telecopier number for purposes of this paragraph by giving notice as provided herein.

                  8.8 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

         In witness whereof, the parties hereto have executed this Agreement as of the date and year first above written.

                                               "COMPANY"

                                      J.A.B. INTERNATIONAL, INC.

                                      By:    /s/ JEFFERSON A. BOOTES
                                             -----------------------------------
                                             Jefferson A. Bootes, President

                                               "CONSULTANT"

                                             BONNIEJEAN C. TIPPETTS
                                             -----------------------------------
                                             BonnieJean C. Tippetts